Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of Wellchange Holdings Company Limited of our report dated May 13, 2026 relating to the consolidated financial statements, which appears in Wellchange Holdings Company Limited 's Form 20-F for the year ended December 31, 2025.

/s/SR CPA & Co

Hong Kong

August 11, 2026